Exhibit 12

                                              SEMCO ENERGY, Inc.
                                      Ratio of Earnings to Fixed Charges
                                            (Thousands of Dollars)

                                                Twelve                  Years ended December 31,
                                              months ended  --------------------------------------------------
             Description                        9/30/2001     2000      1999      1998      1997       1996
--------------------------------------------  ------------  --------  --------  --------  --------  ----------
Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities
   and extraordinary items . . . . . . . . .  $   32,009    $33,303   $25,064   $17,819   $23,894    ($19,868)
Fixed charges as defined . . . . . . . . . .      45,605     42,612    20,817    15,085    16,741      14,617
Less preferred securities dividend require-
   ments of consolidated subsidiaries. . . .     (13,221)    (7,699)     (242)     (274)     (274)       (274)
Other items. . . . . . . . . . . . . . . . .           0          0       158       178       178         178
                                              -----------   --------  --------  --------  --------  ----------

      Earnings as defined. . . . . . . . . .  $   64,393    $68,216   $45,797   $32,808   $40,539     ($5,347)
                                              ===========   ========  ========  ========  ========  ==========

Fixed charges as defined (a)
Interest expense . . . . . . . . . . . . . .  $   31,570    $32,645   $19,278   $14,361   $16,018   $  13,912
Amortization of debt expense . . . . . . . .         814      2,268     1,297       450       449         431
Preferred securities dividend requirements
   of consolidated subsidiaries. . . . . . .      13,221      7,699       242       274       274         274
                                              -----------   --------  --------  --------  --------  ----------

      Fixed charges as defined . . . . . . .  $   45,605    $42,612   $20,817   $15,085   $16,741   $  14,617
                                              ===========   ========  ========  ========  ========  ==========

Ratio of earnings to fixed charges . . . . .        1.41       1.60      2.20      2.17      2.42          (b)
                                              ===========   ========  ========  ========  ========  ==========


Notes:
(a)   Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation  S-K.

(b)   For  the  year  ended  December  31,  1996,  fixed  charges  exceeded  earnings  by  $20.0 million.
      Earnings  as  defined  include  a  $32.3  million  non-cash  pretax  write-down  of  the  NOARK investment.  Excluding  the  NOARK  write-down  the  ratio  of  earnings  to  fixed  charges would  have  been  1.84.
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